Exhibit 10.4

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Agreement is entered into as of the 30th day of November, 2012 (the “Effective Date”) by and between ImmunoGen, Inc., a Massachusetts corporation (the “Company”), and Charles Q. Morris (the “Executive”).

WHEREAS, the Company recognizes that the Executive’s service to the Company is very important to the future success of the Company;

WHEREAS, the Executive desires to enter into this Agreement to provide the Executive with certain financial protection in the event that his employment terminates under certain conditions following a change in control of the Company; and

WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.             Definitions.

(a)           Cause.  For purposes of this Agreement, “Cause” shall mean that the Executive has (i) willfully committed an act or omission that materially harms the Company; (ii) been grossly negligent in the performance of the Executive’s duties to the Company; (iii) willfully failed or refused to follow the lawful and proper directives of the Board; (iv) been convicted of, or pleaded guilty or nolo contendere, to a felony; (v) committed an act involving moral turpitude that is or is reasonably expected to be injurious to the Company or its reputation; (vi) committed an act relating to the Executive’s employment or the Company involving, in the good faith judgment of the Board, material fraud or theft; (vii) breached any material provision of this Agreement or any nondisclosure or non-competition agreement between the Executive and the Company, as all of the foregoing may be amended prospectively from time to time; or (viii) breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time.

(b)           Change in Control.  For purposes of this Agreement, a “Change in Control” shall mean the occurrence of any of the following events; provided that “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations 1.409A-3(i)(5), and any successor statute, regulation and guidance thereto:

(i)            Ownership.  Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company or its Affiliates (as defined in the Company’s 2006 Employee, Director and Consultant Equity Incentive Plan) or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board does not approve; or

(ii)           Merger/Sale of Assets.  (A) A merger or consolidation of the Company whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (B) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii)          Change in Board Composition.  A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of November 11, 2006, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

(c)           Disability.  For purposes of this Agreement, “Disability” shall mean that the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under a Company-sponsored group disability plan.  Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by the Executive, which approval shall not be unreasonably withheld.  In any case, if a disability is determined to trigger the payment of any “deferred compensation” as defined in Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), disability shall be determined in accordance with Section 409A of the Code.

(d)           Good Reason.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s consent: (i) a change in the principal location at which the Executive performs his duties for the Company to a new location that is at least forty (40) miles from the prior location; (ii) a material change in the Executive’s authority, functions, duties or responsibilities as an executive of the Company, which would cause his position with the Company to become of less responsibility, importance or scope than his highest position with the Company at any time from the date of this Agreement to immediately prior to the Change in Control, provided, however, that such material change is not in connection with the termination of the Executive’s employment by the Company for Cause or death or Disability and further provided that it shall not be considered a material change if the Company becomes a subsidiary of another entity and the Executive continues to hold a position in the subsidiary that is at least as high (in both title and scope of responsibilities) as the highest position he held with the Company at any time from the date of this Agreement to immediately prior to the Change in Control; (iii) a material reduction in the Executive’s annual base salary or (iv) a material reduction in the Executive’s target annual bonus as compared to the target annual bonus set for the previous fiscal year.

2.             Term of Agreement.  The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect for two (2) years; provided, however, that commencing on second anniversary of the Effective Date and continuing each anniversary thereafter, the Term shall automatically be extended for one (1) additional year unless, not later than nine (9) months before the conclusion of the Term, the Company or the Executive shall have given notice not to extend the Term; and further provided, however, that if a Change in Control shall have occurred during the Term, the Term shall expire on the last day of the twelfth (12th) month following the month in which such Change in Control occurred.  Notice of termination or termination of this Agreement shall not constitute Cause or Good Reason (both terms as defined above).

3.             Termination; Notice; Severance Compensation.

(a)           In the event that within a period of two (2) months before or twelve (12) months following the consummation of a Change in Control the Company elects to terminate the Executive’s employment other than for Cause (but not including termination due to the Executive’s Disability), then the Company shall give the Executive no less than sixty (60) days advance notice of such termination (the “Company’s Notice Period”); provided that the Company may elect to require the Executive to cease performing work for the Company so long as the Company continues the Executive’s full salary and benefits during the Company’s Notice Period.

(b)           In the event that within a period of two (2) months before or twelve (12) months following the consummation of a Change in Control the Executive elects to terminate his employment for Good Reason, then the Executive shall give the Company no less than thirty (30) days and no more than sixty (60) days advance notice of such termination (the “Executive’s Notice Period”); provided that the Company may elect to require the Executive to cease performing work for the Company so long as the Company continues the Executive’s full salary and benefits during the Executive’s Notice Period.  In order to effect a termination for Good Reason pursuant to this Agreement, the Executive must notice his intent to terminate for Good Reason not later than ninety (90) days following the occurrence of the Good Reason.

(c)           In the event that within a period of two (2) months before or twelve (12) months following the consummation of a Change in Control the Executive’s employment with the Company is terminated by the Company other than for Cause (but not including termination due to the Executive’s death or Disability), or by the Executive for Good Reason, then, contingent upon the Executive’s execution of a release of claims against the Company in substantially the form attached hereto as Exhibit A (the “Release”) the Executive shall be entitled to, in addition to any amounts due to the Executive for services rendered prior to the termination date:

(i)  a lump sum payment from the Company in an amount equal to one and one-half (1.5) times the sum of the Executive’s Annual Salary and the Executive’s target annual bonus for the fiscal year in which the termination occurs (without giving effect to any event or circumstance constituting Good Reason) at one hundred percent (100%) of such target annual bonus, which shall be paid on the sixtieth (60th) day following the Executive’s termination of employment, provided that the Release is executed and effective by then or the Executive shall forfeit the payment of such amount;

(ii)  all outstanding options, restricted stock and other similar rights held by the Executive, which shall become one hundred percent (100%) vested; and

(iii)  continuation of medical insurance coverage for the Executive and the Executive’s family subject to and in accordance with Section 4980B of the Code (“COBRA”), and subject to the Executive’s payment of the applicable COBRA coverage premium (“COBRA Coverage Premium”) during the applicable COBRA coverage period (“COBRA Period”); and

(iv)  payment to the Executive of a taxable amount on a monthly basis equal to the COBRA Premium for eighteen (18) months from the Separation Date; provided that the Company shall have no obligation to provide such benefit if the Executive fails to elect COBRA benefits in a timely fashion or if the Executive becomes eligible for medical coverage with another employer; and provided that if the COBRA Period is otherwise (i.e., for reasons not described in the immediately preceding proviso) earlier terminated under applicable law during the period that the Executive would otherwise be entitled to receive the benefit under this subsection (v), the Company will continue to pay to the Executive the same taxable amount it paid on a monthly basis during the COBRA Period each month for the remainder of the relevant period.

For purposes of this Agreement, “Annual Salary” shall mean the Executive’s annual base salary then in effect or, if higher, in effect at the time of the Change in Control, excluding reimbursements and amounts attributable to stock options and other non-cash compensation; and the “Severance Compensation” shall mean the compensation set forth in (i), (ii), and (iv) above.

(d)           If any of the benefits set forth in this Agreement are deferred compensation as defined in Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before, subject to subsection (e) below, a distribution of such benefits can commence.  For purposes of clarification, this paragraph shall not cause any forfeiture of benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs. In addition, the Company Notice Period and the Executive Notice Period shall be interpreted and administered in accordance with Section 409A of the Code and the “separation from service” rules thereunder.  In particular, if a waiver of the Company Notice Period or the Executive Notice Period triggers a “separation from service,” such waiver shall constitute a termination and any amounts due to the Executive over the remaining portion of the applicable notice period shall be deemed additional severance under Section 3(c)(ii) of this Agreement and paid accordingly.  In addition, any applicable notice or release periods and dates of payment shall be adjusted accordingly.

(e)           Notwithstanding any other provision with respect to the timing of payments, if, at the time of the Executive’s termination, the Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then solely to the extent necessary to comply with the requirements of Code Section 409A, any payments to which the Executive may become entitled under this Agreement which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of the Executive’s employment, at which time the Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to the Executive under the terms of this Agreement.

(f)            If any payment or benefit the Executive would receive under this Agreement, when combined with any other payment or benefit the Executive receives pursuant to a Change in Control (“Payment”) would (i) constitute a “parachute payment” within the meaning of Code Section 280G, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the full amount of such Payment or (y) such less amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employments taxes, income taxes, and the Excise Tax results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment, notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  The Company shall, in a manner compliant with Code Section 409A, determine in good faith which payment(s) or benefit(s) to reduce based on what provides the best economic result for the Executive.  The Company shall provide the Executive with sufficient information to support its determination and to allow the Executive to file and pay any required taxes.

4.             No Duplication of Compensation.  The Severance Compensation shall replace, and be provided in lieu of, any severance or similar compensation that may be provided to the Executive under any other agreement or arrangement in relation to termination of employment; provided, however, that this prohibition against duplication shall not be construed to otherwise limit the Executive’s rights to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option or similar plan sponsored by the Company.  This Agreement supersedes any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof which may have been made by either party.

5.             No Mitigation.  If the Executive’s employment with the Company terminates following a Change in Control, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to Section 3 or Section 15.  Except as set forth in Section 4, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

6.             Confidentiality, Non-Competition, and Assignment of Inventions.  The Company’s obligations under this Agreement are contingent upon the Executive’s execution of the Company’s Proprietary Information, Inventions, and Competition Agreement (the “Proprietary Information Agreement”).  The parties agree that the obligations set forth in the Proprietary Information Agreement shall survive termination of this Agreement and termination of the Executive’s employment, regardless of the reason for such termination.

7.             Enforceability.  If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable.  No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

8.             Notices.  Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i)  by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.  Notices to the Executive shall be sent to the last known address in the Company’s records or such other address as the Executive may specify in writing.  Notices to the Company shall be sent to the Company’s Chairman of the Board (or if the Chairman of the Board is also the CEO, to the Company’s Lead Director), or to such other Company representative as the Company may specify in writing.

9.             Claims for Benefits.  All claims by the Executive for benefits under this Agreement shall be directed to and determined by the Board and shall be in writing.  Any denial by the Board of a claim for benefits under this Agreement shall be delivered to the Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to the Executive for a review of the decision denying a claim and shall further allow the Executive to appeal to the Board a decision of the Board within sixty (60) days after notification by the Board that the Executive’s claim has been denied.  In no event shall the Board’s claims or appeals determination be given any deference or weight in any subsequent legal proceeding.

10.          Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the Executive.  The Company and the Executive agree that they will jointly execute an amendment to modify this Agreement to the extent necessary to comply with or be exempt from the requirements of

Code Section 409A, or any successor statute, regulation and guidance thereto; provided that no such amendment shall increase the total financial obligation of the Company under this Agreement.

11.          Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

12.          Binding Effect; Assignment.  The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes.  For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of the Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

13.          Governing Law.  This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

14.          Jurisdiction and Service of Process.  Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the Commonwealth of Massachusetts or of the United States of America for the District of Massachusetts.  By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

15.          Attorneys’ Fees.  The Company shall pay to the Executive all legal fees and expenses incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement.  Such payments shall be made within five (5) business days after delivery of the Executive’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require.

16.          Withholding.  The Company is authorized to withhold, or to cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

17.          Tax Consequences.  The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

18.          Acknowledgment.  The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

19.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.          Section 409A.  The parties hereto intend that the payments and benefits provided by this Agreement shall comply with or be exempt from the requirements of Code Section 409A and related regulations and Treasury pronouncements, and this Agreement shall be interpreted accordingly.  Each separately identified payment or benefit hereunder shall be deemed to be a separately determinable payment for purposes of Code Section 409A, and each payment to be made in installments shall be deemed a series of separate payments.  If any provision provided herein could result in the imposition of an additional tax under the provisions of Code Section 409A, the Executive and the Company agree that such provision will be reformed to avoid imposition of any such additional tax in the manner that the Executive and the Company mutually agree is appropriate to comply with or be exempt from Code Section 409A.

21.          Reimbursements.  To the extent there are any reimbursements of expenses under this Agreement including, without limitation, under Section 15 hereof, payments with respect to such reimbursements shall be made no later than on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.  The amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year and any such reimbursements may not be exchanged or liquidated for any other benefit or payment.

IN WITNESS WHEREOF, the parties have executed and delivered this Change in Control Severance Agreement as of the day and year first above written.

COMPANY:

IMMUNOGEN, INC.

/s/ Daniel M. Junius
Name: Daniel M. Junius
Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Charles Q. Morris
Name: Charles Q. Morris

Exhibit A

GENERAL RELEASE

1.             General Release.  In consideration of the payments and benefits to be made under that certain Change in Control Severance Agreement, dated                         , (the “Agreement”),                                          (the “Executive”), with the intention of binding the Executive and the Executive’s heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge ImmunoGen, Inc. (the “Company”) and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, agents, attorneys, employees and employee benefits plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected which the Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, against any Company Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Company Affiliated Group (or the predecessors thereof) in any capacity, or the termination of such service in any such capacity, (ii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iii) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort and (iv) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices), any and all claims based on the Employee Retirement Income Security Act of 1974 (“ERISA”), any and all claims arising under the civil rights laws of any federal, state or local jurisdiction, including, without limitation, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act the Family and Medical Leave Act, the Massachusetts Fair Employment Practices Act, and any and all claims under any whistleblower laws or whistleblower provisions of other laws.

2.             No Admissions.  The Executive acknowledges and agrees that this General Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3.             Application to all Forms of Relief.  This General Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages for pain or suffering, costs and attorney’s fees and expenses.

4.             Specific Waiver.  The Executive specifically acknowledges that his acceptance of the terms of this General Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA, the Massachusetts Fair Employment Practices Act and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything herein purport, to be a waiver of any right or claim or cause of action which by law the Executive is not permitted to waive.

5.             No Complaints or Other Claims.  The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.  This General Release does not: (i) prohibit or restrict Executive from communicating, providing relevant information to or otherwise cooperating with the U.S. Equal Employment Opportunity Commission or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws or responding to any inquiry from such authority, including an inquiry about the existence of this General Release or its underlying facts, or (ii) require Executive to notify the Company of such communications or inquiry.

6.             Conditions of General Release.

(a)   Terms and Conditions.  From and after the date of termination of employment, the Executive shall abide by all the terms and conditions of this General Release and the terms and any conditions set forth in any employment or confidentiality agreements signed by the Executive, which is incorporated herein by reference.

(b)   Confidentiality.  The Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against any member of the Company Affiliated Group (in which case the Executive shall cooperate with the Company in obtaining a protective order at the Company’s expense against disclosure by a court of competent jurisdiction), communicate, to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business, any trade secrets, confidential information, knowledge or data relating to any member of the Company Affiliated Group, obtained by the Executive during the Executive’s employment by the Company that is not generally available public knowledge (other than acts by the Executive in violation of this General Release).  This confidentiality obligation is in addition to, and not in lieu of, any other contractual, statutory and common law confidentiality obligation of the Executive to the Company.

(c)   Return of Company Material.  The Executive represents that he has returned to the Company all Company Material (as defined below).  For purposes of this Section 6(c), “Company Material” means any documents, files and other property and information of any kind belonging or relating to (i) any member of the Company Affiliated Group, (ii) the current and former suppliers, creditors, directors, officers, employees, agents and customers of any of them or (iii) the businesses, products, services and operations (including without limitation, business, financial and accounting practices) of any of them, in each case whether tangible or intangible

(including, without limitation, credit cards, building and office access cards, keys, computer equipment, cellular telephones, pagers, electronic devices, hardware, manuals, files, documents, records, software, customer data, research, financial data and information, memoranda, surveys, correspondence, statistics and payroll and other employee data, and any copies, compilations, extracts, excerpts, summaries and other notes thereof or relating thereto), excluding only information (x) that is generally available public knowledge or (y) that relates to the Executive’s compensation or Executive benefits.

(d)   Cooperation.  Following the date of termination of employment, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board of Directors and be reasonably available to the Company with respect to matters arising out of the Executive’s services to the Company Affiliated Group.

(e)   Nondisparagement.  The Executive acknowledges and agrees that he shall not make any statements that are professionally or personally disparaging about or adverse to the interests of the Company or any Company Released Party, including, but not limited to, any statements that disparage in any way whatsoever the Company’s products, services, businesses, finances, financial condition, capabilities or other characteristics.

(f)   Ownership of Inventions, Non-Disclosure, Non-Competition and Non-Solicitation.  The Executive expressly acknowledges and agrees that the Proprietary Information, Inventions, and Competition Agreement executed by him is incorporated herein by reference, and shall survive the execution of this General Release in full force and effect pursuant to its terms.

(g)   No Representation.  The Executive acknowledges that, other than as set forth in this General Release and the Agreement, (i) no promises have been made to him and (ii) in signing this General Release the Executive is not relying upon any statement or representation made by or on behalf of any Company Released Party and each or any of them concerning the merits of any claims or the nature, amount, extent or duration of any damages relating to any claims or the amount of any money, benefits, or compensation due the Executive or claimed by the Executive, or concerning the General Release or concerning any other thing or matter.

(h)   Injunctive Relief.  In the event of a breach or threatened breach by the Executive of this Section 6, the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledging that damages would be inadequate or insufficient.

7.             Voluntariness.  The Executive agrees that he is relying solely upon his own judgment; that the Executive is over eighteen years of age and is legally competent to sign this General Release; that the Executive is signing this General Release of his own free will; that the Executive has read and understood the General Release before signing it; and that the Executive is signing this General Release in exchange for consideration that he believes is satisfactory and adequate.

8.             Legal Counsel.  The Executive acknowledges that he has been informed of the right to consult with legal counsel and has been encouraged to do so.

9.             Complete Agreement/Severability.  Other than the agreements and/or obligations specifically referenced as surviving herein, this General Release constitutes the complete and final agreement between the parties and supersedes and replaces all prior or contemporaneous agreements, negotiations, or discussions relating to the subject matter of this General Release.  All provisions and portions of this General Release are severable.  If any provision or portion of this General Release or the application of any provision or portion of the General Release shall be determined to be invalid or unenforceable to any extent or for any reason, all other provisions and portions of this General Release shall remain in full force and shall continue to be enforceable to the fullest and greatest extent permitted by law.

10.          Acceptance.  The Executive acknowledges that he has been given a period of twenty-one (21) days within which to consider this General Release, unless applicable law requires a longer period, in which case the Executive shall be advised of such longer period and such longer period shall apply.  The Executive may accept this General Release at any time within this period of time by signing the General Release and returning it to the Company.

11.          Revocability.  This General Release shall not become effective or enforceable until seven (7) calendar days after the Executive signs it.  The Executive may revoke his acceptance of this General Release at any time within that seven (7) calendar day period by sending written notice to the Company.  Such notice must be received by the Company within the seven (7) calendar day period in order to be effective and, if so received, would void this General Release for all purposes.

12.          Governing Law.  Except for issues or matters as to which federal law is applicable, this General Release shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflicts of law principles thereof.

IN WITNESS WHEREOF, the Executive has executed this General Release as of the date last set forth below.

EXECUTIVE

Date:
Name: